 EXHIBIT 99.1

Hallador Energy Company Reports Full-Year 2021 Financial and Operating Results

TERRE HAUTE, Ind., March 28, 2022 -- Hallador Energy Company (NASDAQ – HNRG) today reported net loss of $3.8 million, ($.12) per share.

Brent Bilsland, President and Chief Executive Officer, stated, "The announcement of the acquisition of the Merom Generation Station is an absolute game changer for Hallador Energy Company.  This transaction is an example of how Hallador can help its customers transition to renewables.  Providing critical capacity to them in the near term, to maintain grid reliability, while creating a path to renewables through a PPA in the future.”

●	On February 15th, 2022, Hallador Energy announced its new wholly owned subsidiary, Hallador Power Company, LLC, will acquire Hoosier Energy’s 1-Gigawatt Merom Generating Station (“Merom”), located in Sullivan County, Indiana, in return for assuming certain decommissioning costs and environmental responsibilities.

○	The transaction, which includes a 3.5-year power purchase agreement (PPA), is scheduled to close in mid-July 2022 upon obtaining required governmental and financial approvals.

○	We expect Hallador Power to contribute little to Hallador Energy profits in 2022. However, this acquisition is significant starting next year as we believe Hallador Power will double Hallador Energy's adjusted EBITDA starting in 2023.

○	At the end of the plant's useful life, Hallador and Hoosier expect to finalize a PPA to allow for renewable energy.

●	In 2021, we generated $48.0 million in operating cash flow which we utilized to pay down our bank debt by $26.0 million.

○	As of December 31, 2021, our bank debt was $111.7 million, bringing our liquidity to $35.9 million and our leverage ratio to 2.34X, within our covenant of 3.0X.

○	On March 25, 2022, we executed an amendment to our credit facility to maintain our leverage covenant at 3.0X.

●	We anticipate adding even more liquidity to our balance sheet to facilitate the acquisition of the Merom Generating Station in mid-July of this year.

●	Success in executing 5.8 million tons of new coal sales contracts were made in 2021:

○	Increasing 2022 volumes to 6.8 million tons.

○	Increasing 2023 volumes to 7.0 million tons (assumes completion of Merom acquisition)

●	Improvement of 2023 average sales price by $3.29 over 2022.

●	Solid Sales Position Through 2023 and Beyond:

	Contracted	Estimated
	tons	price
Year	(millions)*	per ton
2022 (annual)	6.8	$ 39.81
2023 (annual)	5.3	$ 43.10

2024 - 2027 (total)	6.3	**
Total	18.4

*     Contracted tons are subject to adjustment in instances of force majeure and exercise of customer options to either take additional tons or reduce tonnage if such option exists in the customer contract
**   Unpriced or partially priced tons

The table below represents some of our critical metrics (in thousands except for per ton data):

	December 31,
	2021	2020
Net loss	$(3,754)	$(6,220)
Total revenues	$247,666	$244,241
Tons sold	$6,173	$5,968
Average price per ton	$39.51	$40.56
Bank debt	$111,738	$137,738
Operating cash flow	$47,974	$52,576
Adjusted EBITDA	$50,285	$53,501

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*Defined as operating cash flows plus gain on extinguishment of our PPP loan debt, plus current income tax expense, less effects of certain subsidiary and equity method investment activity, plus bank interest, less effects of working capital period changes, plus other amortization

Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing Adjusted EBITDA may not be the same method used to compute similar measures reported by other companies.

Management believes the non-GAAP financial measure, Adjusted EBITDA, is an important measure in analyzing our liquidity and is a key component of certain material covenants contained within our Credit Agreement, specifically a maximum leverage ratio and a debt service coverage ratio.  Noncompliance with the leverage ratio or debt service coverage ratio covenants could result in our lenders requiring the Company to immediately repay all amounts borrowed.  If we cannot satisfy these financial covenants, we would be prohibited under our Credit Agreement from engaging in certain activities, such as incurring additional indebtedness, making certain payments, and acquiring and disposing of assets.  Consequently, Adjusted EBITDA is critical to the assessment of our liquidity.  The required amount of Adjusted EBITDA is a variable based on our debt outstanding and/or required debt payments at the time of the quarterly calculation based on a rolling prior 12-month period.

Reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to cash provided by operating activities, the most comparable GAAP measure, is as follows (in thousands) for the years ended December 31, 2021 and 2020, respectively.

Reconciliation of GAAP "Cash provided by operating activities" to non-GAAP "Adjusted EBITDA" (in thousands).

	December 31,
	2021	2020

Cash provided by operating activities	$47,974	$52,576
Gain on extinguishment of debt	10,000	—
Current income taxes	—	(598)
Loss from Hourglass Sands	110	262
Cash distribution - Sunrise Energy	—	(1,125)
Bank interest expense	8,510	10,666
Working capital period changes	(21,949)	(14,040)
Other amortization	5,640	5,760
Adjusted EBITDA	$50,285	$53,501

Cash used in investing activities	(27,525)	(18,190)

Cash used in financing activities	(26,691)	(35,626)

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved.  Forward-looking statements are based on current expectations and assumptions and analyses made by Hallador and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements.  These risks include, but are not limited to, those set forth in Hallador's annual report on Form 10-K for the year ended December 31, 2021 and other Securities and Exchange Commission filings. Hallador undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Conference Call

As previously announced, the Company will host a live conference call on Tuesday, March 29, 2022 at 2:00 p.m. Eastern Time. For US callers dial (844)-200-6205 and use access code 559178.

A replay of the conference call will be available for seven days.  For US callers to listen to the replay, dial (866) 813-9403 and use access code 327283.

The conference call will also be available via a live listen-only webcast on the Company’s website at www.halladorenergy.com.

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact:	Investor Relations
Phone:	(303) 839-5504